Media Contact: Mark Polzin (314) 982-1758

EMERSON REPORTS FULL YEAR AND FOURTH QUARTER 2012 RESULTS

Fiscal 2012 Highlights:

•	Sales increased 1 percent to $24.4 billion, with underlying sales up 3 percent
•	Record gross and operating profit margins
•	Net earnings per share of $2.67 reflects $592 million pretax noncash goodwill impairment on telecommunications and information technology-related businesses
•	Normalized earnings per share of $3.39, excluding $0.72 impairment charge

ST. LOUIS, November 6, 2012 – Emerson (NYSE: EMR) today announced that net sales for fiscal 2012 increased 1 percent from the prior year to $24.4 billion, led by two consecutive years of double-digit growth in Process Management. Underlying sales grew 3 percent, reflecting a substantial deceleration in global economic growth as the year progressed. Currency translation deducted 2 percent and acquisitions, net of divestitures, had a negligible impact. Underlying sales in the U.S. grew 2 percent, Asia grew 3 percent, and Europe declined 1 percent from the prior year.

Gross profit margin reached a record of 40.0 percent, up 50 basis points from the prior year, reflecting the benefits of technology innovation, portfolio management, and cost repositioning. Operating profit margin also reached an historic high of 17.7 percent1, as cost containment programs drove 20 basis points of expansion from 2011. The protracted slowdown in global telecommunications and information technology end markets has resulted in slower growth expectations for the embedded computing and power and DC power businesses, requiring a noncash goodwill impairment charge of $592 million. Net earnings per share of $2.67 includes this charge and compares to $3.27 in the prior year. Excluding impairments, normalized earnings per share was $3.39 versus $3.30 in the prior year.

1 Reported pretax earnings margin of 12.8 percent declined 220 basis points and reflects the $592 million noncash goodwill impairment charge ($528 million after-tax)

“Emerson delivered another solid year of operational performance in 2012 despite a challenging global macroeconomic environment,” said Chairman and Chief Executive Officer David N. Farr. “The global economic climate is unusually weak for this stage in a normal recovery cycle. Our businesses remained focused on execution and managing through uncertain market conditions – hallmarks of Emerson’s culture. The record operating margin performance reflects our continuing efforts to drive innovation and operational excellence despite unique challenges, and provides a solid foundation as we move into 2013.”

Fourth Quarter Results

Net sales in the fourth quarter increased 2 percent from the prior year, reflecting unfavorable currency translation of 3 percent and a negligible impact from acquisitions, net of divestitures. Underlying sales grew 5 percent, as the U.S. increased 2 percent, Asia grew 8 percent, and Europe was flat. Process Management led the sales growth (reported up 18 percent, underlying up 21 percent), benefiting from strong energy-related end markets and continued conversion of backlog related to the Thailand flooding.

Fourth quarter gross profit margin of 41.0 percent improved 140 basis points from the prior year and was the second consecutive quarter above 40 percent. This enabled operating profit margin to increase to 20.4 percent2, a record for any prior quarter. Net earnings per share of $0.39 reflects the previously mentioned goodwill impairment charge, resulting in a decrease of 61 percent from the prior year. Normalized earnings per share of $1.11 grew 7 percent from the prior year.

“Our businesses performed very well during the fourth quarter even while underlying economic demand reached its lowest level in the year,” Farr said. “Closing out 2012 with such strong profitability is a testament to the execution capabilities of our global management teams that got the job done and provides operational momentum to respond to the challenging business climate and limited economic visibility.”

2 Reported pretax earnings margin of 8.9 percent reflects the $592 million noncash goodwill impairment charge ($528 million after-tax)

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Balance Sheet / Cash Flow

Operating cash flow of $1.3 billion increased 4 percent in the quarter from the prior year, while free cash flow of $1.1 billion grew 6 percent. Full-year 2012 operating cash flow decreased 6 percent from the prior year, as year-end trade working capital of 16.2 percent of sales deteriorated from the prior year due to higher receivables related to strong end of year sales, but showed improvement from the third quarter. Dividends and share repurchases in 2012 of $1.2 billion and $0.8 billion, respectively, represented an operating cash flow payout ratio to shareholders of 64 percent. Fiscal 2012 was the 56th consecutive year of annual dividend increases. On Monday, November 5, the Board of Directors voted to increase the first quarter cash dividend from forty cents ($0.40) to forty-one cents ($0.41) per share of common stock, representing an annual rate of $1.64 per share. The new dividend is payable on December 10, 2012, to shareholders of record on November 16, 2012.

“Returning cash to shareholders remains a core tenet of Emerson’s value creation philosophy,” Farr said. “Our strong cash generation allows us to employ a balanced capital allocation approach, creating sustainable value through a combination of dividends, share repurchases, acquisitions, and investment in growth. The Board of Directors’ decision to increase the first quarter 2013 dividend reflects this firm commitment to our shareholders, which will remain a core belief of this management team.”

Business Segment Highlights

Process Management sales increased 18 percent in the fourth quarter, as global energy investment and backlog conversion related to the Thailand flooding drove growth across all businesses. Underlying sales increased 21 percent and currency translation deducted 3 percent, with the U.S. up 16 percent, Asia up 21 percent, and Europe up 11 percent. Underlying orders, which exclude the impact of currency translation, acquisitions, and divestitures, grew 5 percent in the quarter, led by 20 percent growth in the systems business, which was partially subdued by weakness in Europe and difficult comparisons. Segment margin of 24.3 percent increased 200 basis points from the prior year, primarily driven by volume leverage and cost reduction

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benefits. Recovery of sales delayed by the Thailand flooding progressed as expected, contributing to strong volume leverage, and the supply chain distribution impact has now been fully recovered. Consecutive years of double-digit sales and orders growth in 2011 and 2012 reflect a strong process automation industry position built on technology innovation and integrated solutions. Looking ahead, continued project activity in oil and gas, chemical, and power end markets is expected to support solid growth in the near term that will drive another excellent year for Process Management.

Industrial Automation sales declined 6 percent during the quarter, as currency translation deducted 4 percent and global capital goods demand slowed, particularly in Europe. Underlying sales decreased 2 percent, as the U.S. and Asia were flat, and Europe declined 5 percent, with the most significant decrease in the power generating alternators and industrial motors business. The fluid automation, electrical distribution, and mechanical power transmission businesses had modest underlying sales growth that was more than offset by currency translation. Segment margin of 17.5 percent expanded 280 basis points from the prior year, primarily benefiting from cost containment programs and lower restructuring expense. The near term outlook is for sluggish end market demand, especially in Europe, which represents approximately 40 percent of segment sales. The strong profitability underscores a well-positioned cost structure poised for further gains when demand recovers, but in the near term sales growth will be a challenge.

Network Power sales decreased 4 percent in the fourth quarter, as weakness continued in telecommunications and information technology end markets. Underlying sales declined 3 percent, as currency translation deducted 2 percent and acquisitions added 1 percent, with the U.S. down 7 percent, Asia up 5 percent, and Europe down 9 percent. In the network power systems business, underlying sales, which exclude unfavorable currency translation, grew slightly, as execution of the National Broadband Network project in Australia and solid growth in Latin America offset broader weakness in data center markets. Market pressures continued in the embedded computing and power business, where a double-digit sales decrease reflected persistent weakness in demand and structural challenges in the industry. The previously mentioned goodwill impairment charge, the significant majority of which relates to this business, was due to

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the sustained weakness in these end markets. Management and the Board of Directors have discussed the unique market and technology challenges facing the embedded computing and power business, and concluded that the Company will pursue strategic alternatives to maximize shareholder value, including a potential sale of this $1.4 billion sales business. Segment margin of 11.6 percent declined 190 basis points from the prior year, primarily due to volume deleverage and restructuring expense. Profitability improved 130 basis points sequentially, benefiting from cost reductions and higher sales in the network power systems business, providing favorable momentum moving into next year.

Climate Technologies sales declined 4 percent, as global HVAC end markets reflected mixed demand across businesses and geographies, with soft industry conditions overall. Underlying sales declined 3 percent, as currency translation deducted 2 percent and acquisitions added 1 percent, with the U.S. down 4 percent, Asia down 7 percent, and Europe down 1 percent. In the U.S., residential, commercial, and refrigeration end markets all exhibited weakness, with the decline in the transportation refrigeration business particularly severe. Sales in China continued to decrease, as weak residential demand was partially offset by strength in commercial end markets. Deterioration in Europe slowed as comparisons eased, but demand remained under pressure. Segment margin of 18.5 percent increased 150 basis points from the prior year. While global market conditions are expected to remain uneven and generally sluggish in the near term, a strong technology position and cost structure has prepared this business for a difficult global environment.

Commercial & Residential Solutions sales were unchanged in the quarter, as underlying sales increased 5 percent, offset by the divested Knaack business (4 percent) and currency translation (1 percent). The commercial storage and food waste disposers businesses reported strong growth driven by U.S. commercial and residential markets. Segment margin of 21.9 percent improved 130 basis points from the prior year, primarily benefiting from cost containment programs. The segment is strongly positioned to deliver excellent profitability as North America residential end markets continue steady improvement in the near term.

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2013 Outlook

Orders have slowed as near-term business investment has become more cautious and market visibility has deteriorated due to economic uncertainty in the U.S., China and Europe. This has resulted in a challenging and tenuous planning environment. Based on current market conditions with slowing economic momentum, reported and underlying sales in 2013 are expected to grow at a rate in a low-single-digit range of 0 to 5 percent. Excluding the goodwill impairment, EBIT margin is expected to improve 10 to 20 basis points3, which would result in earnings per share growth in the mid-to-high single digits from $3.39 in 2012. The majority of sales and earnings growth is expected to be realized in the first half of the year, due in large part to the quarterly impact of the Thailand flooding in 2012. Business segment and other financial metric forecasts for 2013 will be provided at the annual investor conference in February 2013.

Upcoming Investor Events

Today at 3:00 p.m. ET (2:00 p.m. CT), Emerson management will discuss fourth quarter and full year results during an investor conference call. Interested parties may listen to the live conference call via the Internet by visiting Emerson’s website at www.Emerson.com/financial and completing a brief registration form. A replay of the conference call will remain available for approximately three months after the call.

On Wednesday, November 7, 2012, Emerson Chairman and Chief Executive Officer David N. Farr will present at the Baird Industrials Conference in Chicago, IL, at 11:10 a.m. ET (10:10 a.m. CT).

3 Reported pretax earnings margin improvement of 250 to 260 basis points

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Forward-Looking and Cautionary Statements

Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments. These risks and uncertainties include economic and currency conditions, market demand, pricing, and competitive and technological factors, among others, as set forth in the Company's most recent Annual Report on Form 10-K and subsequent reports filed with the SEC.

(tables attached)

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TABLE 1

EMERSON AND SUBSIDIARIES

CONSOLIDATED OPERATING RESULTS

(AMOUNTS IN MILLIONS EXCEPT PER SHARE, UNAUDITED)

	Quarter Ended September 30,		Percent
	2011	2012	Change

Net Sales	$6,545	$6,700	2%
Costs and expenses:
Cost of sales	3,955	3,951
SG&A expenses	1,339	1,385
Goodwill impairment*	19	592
Other deductions, net	90	122
Interest expense, net	49	57
Earnings before income taxes	1,093	593	(46)%
Income taxes	345	293
Earnings from continuing operations	748	300
Discontinued operations, net of tax	26	-
Net earnings	774	300	(61)%
Less: Noncontrolling interests in earnings of subsidiaries	13	18
Net earnings common stockholders	$761	$282	(63)%

Diluted avg. shares outstanding	745.3	729.1

Diluted earnings per share common stockholders:
Earnings from continuing operations	$0.98	$0.39
Discontinued operations	0.03	-
Diluted earnings per common share	$1.01	$0.39	(61)%

	Quarter Ended September 30,
	2011	2012
Other deductions, net
Amortization of intangibles	$66	$59
Rationalization of operations	27	30
Gains, net	(2)	-
Other	(1)	33
Total	$90	$122

*After-tax goodwill impairment of $528 or $0.72 per share in 2012

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TABLE 2

EMERSON AND SUBSIDIARIES

CONSOLIDATED OPERATING RESULTS

(AMOUNTS IN MILLIONS EXCEPT PER SHARE, UNAUDITED)

	Year Ended September 30,		Percent
	2011	2012	Change

Net Sales	$24,222	$24,412	1%
Costs and expenses:
Cost of sales	14,665	14,644
SG&A expenses	5,328	5,436
Goodwill impairment*	19	592
Other deductions, net	356	401
Interest expense, net	223	224
Earnings before income taxes	3,631	3,115	(14)%
Income taxes	1,127	1,091
Earnings from continuing operations	2,504	2,024
Discontinued operations, net of tax	26	-
Net earnings	2,530	2,024	(20)%
Less: Noncontrolling interests in earnings of subsidiaries	50	56
Net earnings common stockholders	$2,480	$1,968	(21)%

Diluted avg. shares outstanding	753.5	734.6

Diluted earnings per share common stockholders:
Earnings from continuing operations	$3.24	$2.67
Discontinued operations	0.03	-
Diluted earnings per common share	$3.27	$2.67	(18)%

	Year Ended September 30,
	2011	2012
Other deductions, net
Amortization of intangibles	$261	$241
Rationalization of operations	81	119
Gains, net	(24)	(50)
Other	38	91
Total	$356	$401

*After-tax goodwill impairment of $528 or $0.72 per share in 2012

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TABLE 3

EMERSON AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(DOLLARS IN MILLIONS, UNAUDITED)

	Year Ended September 30,
	2011	2012
Assets
Cash and equivalents	$2,052	$2,367
Receivables, net	4,502	4,983
Inventories	2,100	2,125
Other current assets	691	651
Total current assets	9,345	10,126
Property, plant & equipment, net	3,437	3,509
Goodwill	8,771	8,026
Other intangible assets	1,969	1,838
Other	339	319

Total assets	$23,861	$23,818

Liabilities and Equity
Short-term borrowings and current maturities of long-term debt	$877	$1,506
Accounts payable	2,677	2,767
Accrued expenses	2,772	2,732
Income taxes	139	128
Total current liabilities	6,465	7,133
Long-term debt	4,324	3,787
Other liabilities	2,521	2,456
Total equity	10,551	10,442

Total liabilities and equity	$23,861	$23,818

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TABLE 4

EMERSON AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(DOLLARS IN MILLIONS, UNAUDITED)

	Year Ended September 30,
	2011	2012
Operating Activities
Net earnings	$2,530	$2,024
Depreciation and amortization	867	823
Changes in operating working capital	(301)	(340)
Pension funding	(142)	(163)
Goodwill impairment	19	528
Other	260	181
Net cash provided by operating activities	3,233	3,053

Investing Activities
Capital expenditures	(647)	(665)
Purchases of businesses, net of cash and equivalents acquired	(232)	(187)
Divestitures of businesses	103	125
Other	(72)	(79)
Net cash used in investing activities	(848)	(806)

Financing Activities
Net increase in short-term borrowings	185	348
Proceeds from long-term debt	1	4
Principal payments on long-term debt	(57)	(262)
Dividends paid	(1,039)	(1,171)
Purchases of treasury stock	(935)	(797)
Other	(42)	(21)
Net cash used in financing activities	(1,887)	(1,899)

Effect of exchange rate changes on cash and equivalents	(38)	(33)

Increase in cash and equivalents	460	315

Beginning cash and equivalents	1,592	2,052

Ending cash and equivalents	$2,052	$2,367

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TABLE 5

EMERSON AND SUBSIDIARIES

SEGMENT SALES AND EARNINGS

(DOLLARS IN MILLIONS, UNAUDITED)

	Quarter Ended September 30,
	2011	2012
Sales
Process Management	$2,016	$2,381
Industrial Automation	1,385	1,297
Network Power	1,843	1,767
Climate Technologies	1,000	961
Commercial & Residential Solutions	464	464
	6,708	6,870
Eliminations	(163)	(170)
Net Sales	$6,545	$6,700

Earnings
Process Management	$450	$578
Industrial Automation	205	227
Network Power	248	205
Climate Technologies	170	178
Commercial & Residential Solutions	95	101
	1,168	1,289
Differences in accounting methods	62	63
Corporate and other*	(88)	(702)
Interest expense, net	(49)	(57)
Earnings before income taxes	$1,093	$593

Rationalization of operations
Process Management	$3	$6
Industrial Automation	14	6
Network Power	4	13
Climate Technologies	3	3
Commercial & Residential Solutions	3	2
	$27	$30

*Includes goodwill impairment of $592 in 2012 and $19 in 2011

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TABLE 6

EMERSON AND SUBSIDIARIES

SEGMENT SALES AND EARNINGS

(DOLLARS IN MILLIONS, UNAUDITED)

	Year Ended September 30,
	2011	2012
Sales
Process Management	$7,000	$7,899
Industrial Automation	5,294	5,188
Network Power	6,811	6,399
Climate Technologies	3,995	3,766
Commercial & Residential Solutions	1,837	1,877
	24,937	25,129
Eliminations	(715)	(717)
Net Sales	$24,222	$24,412

Earnings
Process Management	$1,402	$1,599
Industrial Automation	830	871
Network Power	756	624
Climate Technologies	709	668
Commercial & Residential Solutions	375	396
	4,072	4,158
Differences in accounting methods	231	226
Corporate and other*	(449)	(1,045)
Interest expense, net	(223)	(224)
Earnings before income taxes	$3,631	$3,115

Rationalization of operations
Process Management	$11	$19
Industrial Automation	32	27
Network Power	20	53
Climate Technologies	11	11
Commercial & Residential Solutions	7	9
	$81	$119

*Includes goodwill impairment of $592 in 2012 and $19 in 2011

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TABLE 7

Reconciliations of Non-GAAP Financial Measures

The following reconciles Non-GAAP measures with the most directly comparable GAAP measure (dollars in millions):

	4Q 2011	4Q 2012	2011	2012

Net Sales	$6,545	$6,700	$24,222	$24,412

Gross Profit
Gross Profit	$2,590	$2,749	$9,557	$9,768
Gross Profit Margin %	39.6%	41.0%	39.5%	40.0%
SG&A Expenses	1,339	1,385	5,328	5,436
Operating Profit*	$1,251	$1,364	$4,229	$4,332
Operating Profit Margin %*	19.1%	20.4%	17.5%	17.7%
Goodwill Impairment	19	592	19	592
Other Deductions, Net	90	122	356	401
Interest Expense, Net	49	57	223	224
Pretax Earnings	$1,093	$593	$3,631	$3,115
Pretax Earnings Margin %	16.7%	8.9%	15.0%	12.8%

Earnings Per Share
Net Earnings Per Share	$1.01	$0.39	$3.27	$2.67
Goodwill Impairment	0.03	0.72	0.03	0.72
Normalized Earnings Per Share*	$1.04	$1.11	$3.30	$3.39

	4Q 2011	4Q 2012	Change
Cash Flow
Operating Cash Flow	$1,255	$1,311	4%
Capital Expenditures	244	237	(2)%
Free Cash Flow*	$1,011	$1,074	6%

	2012	2013 E	Change
Profit Margin as % of Sales
EBIT Excl. Goodwill Impairment*	16.1%	16.2-16.3%	10-20 bps
Goodwill Impairment	(2.4)%	0.0%	240 bps
EBIT Reported*	13.7%	16.2-16.3%	250-260 bps
Interest Expense, Net	(0.9)%	(0.9)%	0 bps
Pretax Reported	12.8%	15.3-15.4%	250-260 bps

*Represents Non-GAAP measure

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